EXHIBIT 99.1

                                  NEWS RELEASE


AMERIHOST
PROPERTIES, INC.

2400 E. Devon Avenue/Suite 280/Des Plaines, IL 60018/847/298-4500/FAX:847/298-
4505


CONTACT:  RICHARD D'ONOFRIO             FOR IMMEDIATE RELEASE
     KARIN ROWE
     (847)298-4500


                 AMERIHOST REPORTS RECORD 2ND QUARTER REVENUES,
                                EBITDA & PROFITS

           Company Continues Growth of Proprietary AmeriHost Inn Brand


DES PLAINES, ILLINOIS, JULY 23--Amerihost Properties, Inc. (Nasdaq/NM: HOST) today announced record second quarter revenues, EBITDA, net income and earnings per share. The Company attributed the record results for the three months ended June 30, 1996 to increases in its hotel operations and hotel development segments.

The Company recorded net income of $1.4 million or $0.20 per share on revenues of $19.8 million during the second quarter of 1996 compared to net income of $844,210 or $0.14 per share on revenues of $12.3 million for the comparable 1995 quarter. Included in net income and earnings per share for the second quarter of 1996 is a $180,076 gain, net of minority interests and taxes, from the sale of excess land at one of the Company's hotels. Excluding this gain, recurring net income and earnings per share for the second quarter of 1996 are $1.2 million and $0.18, respectively. Earnings before interest, leasehold rents, taxes, depreciation and amortization (EBITDA) for the second quarter increased by 46.7% to $4.0 million in 1996 from $2.7 million in 1995. Hotel operations contributed $916,484 of this $1.3 million increase in EBITDA.

Comparing the six month periods ended June 30, revenues increased 27.6% from $25.4 million in 1995 to $32.5 million in 1996, while net income doubled to $1.2 million or $0.18 per share from $560,677 or $0.09 per share in 1995. Excluding the gain on the sale of excess land, recurring net income and earnings per share for the six months ended June 30, 1996 were $1.1 million and $0.16, respectively. EBITDA for the six months ended June 30, 1996 increased 64.2%, to $5.7 million from $3.5 million in the first six months of 1995. Hotel operations contributed $1.3 million of this $2.2 million increase in EBITDA.

                 OPERATING INCOME - BUSINESS SEGMENT HIGHLIGHTS

                                                   THREE MONTHS ENDED

                                          6/30/96                  6/30/96               % INCREASE

 Hotel Operations                     $    1,692,928         $          1,220,848            38.70%

 Hotel Development                    $      996,262         $            597,799            66.70%

"The hotel operations segment continues to realize growth in revenues due primarily to the addition of AmeriHost Inn hotels in which the Company has a controlling interest, as well as improved average daily rates," commented Amerihost president and chief executive officer Michael P. Holtz. Second quarter same room sales for AmeriHost Inn hotels were up 8.1% compared to the second quarter in 1995. The average daily rate for AmeriHost Inn hotels was up $3.37 in the second quarter compared to the same 1995 quarter, reaching $54.52, while occupancy increased 1.4% to 74.2%. These results relate to the six AmeriHost Inn hotels that were operating for a full twelve months at June 30, 1996.

Holtz continued, "Our hotel development segment posted increases due to the number of AmeriHost Inn brand hotels under construction." During the second quarter of 1996, the Company started construction on two minority owned AmeriHost Inn hotels and completed construction of four others.

"Amerihost is continuing its expansion of the Amerihost Inn brand," Holtz noted. "By the end of July, we expect to have 31 AmeriHost Inns open, with another 11 under construction and 18 under development." The Company is currently developing the AmeriHost Inn brand for both for its own account as well as through joint ventures whereby it recognizes development and construction revenues and profits.


                 SUMMARY OF FINANCIAL HIGHLIGHTS (UNAUDITED)

                                             THREE MONTHS ENDED                               SIX MONTHS ENDED

                                      6/30/96             6/30/95                      6/30/96                6/30/95

 Revenues                         $     19,817,739        $     12,286,630         $    32,462,308        $    25,443,991

 EBITDA                           $      4,027,022        $      2,745,165         $     5,691,479        $     3,465,875
 Net Income                       $      1,379,582        $        844,210         $     1,231,921        $       560,677

 Net Income Per Share -
 Recurring                        $           0.18        $           0.14         $          0.16        $         $0.09
 Sale of Excess Land                          0.02                                            0.02

 Net Income Per Share             $           0.20        $           0.14         $          0.18        $          0.09

 Weighted Average Shares
 Outstanding                             6,764,415               6,058,603               6,695,726              5,911,803

Amerihost Properties, Inc. is a hotel development, operations and management company that owns, builds and manages mid-price hotels. At June 30, 1996, Amerihost owns and/or manages 64 properties with 6,190 rooms in 14 states and maintains an ownership position in 53 of these hotels.

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